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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 21, 1995 with respect to the consolidated financial statements of NOA Holding Company included in this Registration Statement of Universal Outdoor, Inc. for the exchange of $100,000,000 of 9 3/4% Series B Senior Subordinated Notes due 2006 for $100,000,000 of 9 3/4% Series B Senior Subordinated Exchange Notes due 2006, of our report dated July 21, 1995.


                                          Ernst & Young LLP


Minneapolis, Minnesota
March 18, 1997